EXHIBIT 5.1
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                [PARKER CHAPIN FLATTAU & KLIMPL, LLP LETTERHEAD]




                                                              December 13, 1999




IRT Industries, Inc.
6230 Fairview Road, Suite 102
Charlotte, North Carolina


           RE: IRT INDUSTRIES, INC./REGISTRATION STATEMENT ON FORM S-8
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Dear Ladies and Gentlemen:

         We have acted as counsel to IRT Industries, Inc., a Florida corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 1,100,000 shares of common stock, par value $0.0001 per share, (the "Common Stock"), to consultants to the Company under certain Consultant Agreements (collectively, the "Plan"), and such additional indeterminate number of shares of the Company's common stock as may be issued under the anti-dilution provisions of the Plan.

         In rendering this opinion expressed below, we have examined the Company's Articles of Incorporation, as amended, the Company's By-laws, as amended, and written consents of the Company's directors relating to the Plan. In addition, we have examined and relied upon such matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have not examined each award agreement in respect of options granted or common stock issued under the Plan. We have, however, examined the form of stock option agreement which the Company has advised us is the form of agreement used by it under the Plan. We have also been informed by the Company that stock option agreement between the Company and the option holders is substantially in the form of the stock option agreement that we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

         Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

         Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York and the United States of America.


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

         Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's common stock issued pursuant to the Plan or issuable upon the exercise of options granted or to be granted under the Plan, when issued pursuant to the provisions of the Plan and (as relevant) the terms of the option to be granted thereunder, will be legally issued, fully paid and non-assessable.

         We consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement with respect to the Plan.


                                            Very truly yours,

                                         /s/ Parker Chapin Flattau & Klimpl, LLP

                                         PARKER CHAPIN FLATTAU & KLIMPL, LLP



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